[SELECTIVE LOGO]

                                Selective Insurance
                                40 Wantage Avenue
                                Branchville, New Jersey 07890
                                www.selective.com


FOR IMMEDIATE RELEASE:
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher
973-948-1774, dale.thatcher@selective.com


                   SELECTIVE INSURANCE ANNOUNCES IMPACT OF
                             SEVERE WINTER STORMS

Branchville, NJ - April 3, 2003 - Selective Insurance Group, Inc. (Nasdaq:
SIGI), today announced that the severe weather that blanketed the East Coast in January and February will have a negative impact on first quarter results. On an after-tax basis, the increase in both weather-related catastrophe and other large property losses over the first quarter 2002 will reduce earnings by approximately $8.7 million, or $0.32 per share. Catastrophe losses accounted for almost 80% of the increased losses.

Selective Chairman, President and CEO Gregory E. Murphy stated: "The severe East Coast winter we just experienced - one of the worst in decades - provided us the opportunity to demonstrate the value of our service-intensive approach to agents and customers. Weather-related events will always be a factor in our industry's performance. That said, progress on pricing, retention and other strategic initiatives continue to favorably affect Selective's outlook. Notwithstanding this specific event, we continue to expect solid growth in 2003, building off our strong 2002 performance."

The Company will announce first quarter earnings on May 7, 2003.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for five property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com

This press release contains certain statements that are not historical facts and are considered forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), which can be identified by terms such as "believes," "expects," "may," "will," "should," "anticipates," "benefits," the negatives thereof, or by discussions of strategy. Such forward-looking statements involve opinions and predictions, and no assurance can be given that the future results will be achieved since events or results may differ as a result of risks facing the Company. These risks and uncertainties include, but are not limited to:
        .       Economic, market or regulatory conditions;
        .       Reinsurance costs or availability;
        .       Risks associated with Selective's entry into new markets;
        .       Selective's geographic diversification;
        .       Weather conditions, including severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions;
        .       The occurrence of significant natural or man-made disasters;
        .       Uncertainties related to rate increases and business retention;
        .       Legislative and regulatory developments, including changes in
                New Jersey automobile insurance laws and regulations;
        .       The adequacy of loss reserves;
        .       Fluctuations in interest rates; and
        .       Other risks and uncertainties we identify in filings with the
                Securities and Exchange Commission, including, but not limited to the Annual Report on Form 10-K, although we do not promise to update such forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect these statements.

                                     ###